Exhibit 99.1

QUARTERLY REPORT for the period ended 31 March 2019

FINANCIAL HIGHLIGHTS

-	Average net production for the quarter ended 31 March 2019 was 524 barrels of oil equivalent per day, down 28% from the quarter ended 31 December 2018 of 726 barrels of oil equivalent per day (production numbers are based on barrels sold and doesn’t include movements in oil tank inventory).

-	Current 30 day production rate (as at April 2019), is averaging 822 BOPD (on a gross Operated basis) and approximately 598 BODP net to Samson. This increase from March quarter is due to weather improvements which brought wells, previously shut in due to weather conditions, back on line.

Prior 12 month production by quarter:

	Q2 2018	Q3 2018	Q4 2018	Q1 2019
OIL, BO	47,097	54,779	63,618	46,258
GAS, MCF	7,046	11,941	10,583	5,213
BOE	48,271	56,769	65,381	47,157
BOEPD	536	631	726	524

Estimated net production and revenue:

	OIL Bbls	OIL US$	GAS Mscf	GAS US$	TOTAL US$
March 2019 Quarter	46,258	2,246,288	5,213	16,368	2,262,656
December 2018 Quarter	63,618	2,846,027	10,583	50,952	2,896,979

Average commodity prices:

	OIL US$/Bbl	GAS S$/Mscf
March 2019 Quarter	$48.56	$3.14
December 2018 Quarter	$44.73	$4.85

In some cases, revenue is yet to be received and is therefore an estimate.

The differential (the difference between WTI and local pricing) for Williston Basin crude are set monthly by our marketer and are generally around $4 per barrel, the differential for the March 2019 quarter averaged $6.25.

IN FILL DEVELOPMENT

As a consequence of the recent refinancing, the Company has embarked on an infill development program . This program is expected to commence in late April 2019, with the drilling of the first Gonzales Proved Undeveloped (PUD) location. The drilling program is designed to drill two horizontal laterals from the existing Gonzales #1-8H well bore. This well has a 5 ½ inch casing set horizontally at 9,711ft. MD within the objective Ratcliffe Formation. The existing development consists of a single 5,300ft. lateral with a single 640 acre spacing unit. The two new well bores will be directionally drilled to access the balance of the 640 acre spacing unit.

The initial two laterals at the Gonzales location will be drilled by PowerDrill’s rig #101. Samson has run an inflatable packer to a depth of 10,411ft. (measured depth) and will commence injection of produced water in 24 hours, after the packer has time to inflate. This water injection is aimed at establishing additional reservoir pressure that will aid the directional drilling operation.

The ability to drill out of an existing wellbore has made the economics of these development wells extremely attractive, with an estimated drilling cost around $0.5 million and the resulting ability to use existing surface facilities associated with the existing well.

Samson Oil & Gas Limited Level 16, AMP Building, 140 St Georges Terrace, Perth WA 6000 T: +618 9220 9830 F: +618 9220 9820 ABN: 25 009 069 005 ASX: SSN	Samson Oil & Gas USA 1131, 17th Street, Suite 710, Denver Colorado 80202 T: +1 303 295 0344 F: +1 303 295 1961

SAMSON OIL & GAS LIMITED

March 2019 Quarterly Report

The estimated net present value of each lateral is $1.2 million, representing a rate of return of 340%. The recent appreciation in the price of crude has added considerable value to this and future drilling opportunities.

The next 12 months will see a total of 8 similar lateral wells to the Gonzales wells drilled within the Home Run Field, which is the largest (by area) of the oil fields in Samson’s portfolio. Samson has the ability to dispose of the produced water within a pressure maintenance facility that it owns in the adjacent Mays well, minimizing one of the significant costs of production. Samson has in its portfolio a total of 26 PUD locations that will provide an excellent growth platform. The debt funding that has been achieved in this transaction will provide sufficient working capital to initiate and maintain the planned development drilling program.

LAND

PROJECT	BASIN	STATE	COUNTY	NET ACRES
Hawk Springs	DJ	Wyoming	Goshen	40
Roosevelt	Williston	Montana	Roosevelt	2,230
Rainbow	Williston	North Dakota	Williams	294
Foreman Butte	Williston	North Dakota/Montana	Numerous	51,305

PROJECTS

Rainbow Field: Williams County, North Dakota

Mississippian Bakken Formation, Williston Basin

Gladys 1-20H

Samson 23% Working Interest

Kraken Operating, LLC, the operator of the Gladys 1-20H well, has been producing this well at an average rate of BOPD and MCFPD during the quarter. There are 6 additional Bakken/Three Forks drilling locations on this 1280 acre lease.

Foreman Butte Project: McKenzie & Williams Counties, North Dakota and Richland, Roosevelt, Sheridan Counties, Montana

Mississippian Madison Formation, Williston Basin

Samson 87% Operated Average Working Interest

The previously announced sale transaction for this project did not close as expected on 15 October 2018 and that contract was terminated. The infill drill project detailed in the earlier part of this report has commenced.

LIQUIDITY

Sources of cash for the next quarter are as follows:

US$(’000’s)
Current cash on hand	953
Cash receipts from December quarter oil and gas sales*	836
TOTAL	1,789

* Estimate based on realized March quarter production and $52.94 oil price (indicative of estimated oil pricing), allowing for a one month delay between production and cash receipt.

FINANCIAL

On April 9, Samson Oil and Gas, USA, Inc., a wholly owned subsidiary of Samson oil and Gas Limited closed a $33.5 million refinancing with AEP I FINCO LLC. The new facility has a 5 year term and an interest rate of LIBOR + 10.5%. The proceeds of the new debt facility will be used to retire the existing line of credit, repay outstanding creditors and to provide working capital to pursue an infill drilling program.

SAMSON OIL & GAS LIMITED

March 2019 Quarterly Report

Foreign Exchange Rates

The closing A$:US$ exchange rate on 31 March 2019 was $0.71 The average A$:US$ exchange rate for the quarter was $0.71.

The Company’s cash position at 31 March 2019 was as follows:

US$(‘000’s)
Cash at bank on deposit	953

As a result of the refinancing, Samson’s financial condition and liquidity has improved, and Samson will now commence the process of relisting on the ASX.

Hedging

Samson has entered into a series of hedges for 767,084 bbl of crude oil production for the next four years at an average price of $55.45/bbl and for 240,000 MMcf of natural gas costless collars with a weighted average put at $2.53 per MMBTU and a weighted average of call of $2.77 per MMBTU. A price point between the out and then call no settlement is due.

At a current oil price of $66.32 the mark to market value for the oil swaps is a negative $.8.3 million and the gas cost less collars have a positive value of $30,000.

For and on behalf of the Board of

SAMSON OIL & GAS LIMITED

Information contained in this report relating to hydrocarbon reserves was compiled by the Managing Director of Samson Oil & Gas Ltd., T M Barr a Geologist who holds an Associateship in Applied Geology and is a fellow of the Australian Institute of Mining and Metallurgy who has 30 years relevant experience in the oil & gas industry.

TERRY BARR

Managing Director

2 May 2019

SAMSON OIL & GAS LIMITED

March 2019 Quarterly Report

Rule 5.3

Appendix 5B

Mining exploration entity and oil and gas exploration entity quarterly report

Introduced 01/07/96 Origin Appendix 8 Amended 01/07/97, 01/07/98, 30/09/01, 01/06/10, 17/12/10, 01/05/13, 01/09/16

Name of entity
Samson Oil and Gas Limited
ABN	Quarter ended (“current quarter”)
25 009 069 005	31 March 2019

Consolidated statement of cash flows		Current quarter $US’000	Year to date (9 months) $US’000
1.	Cash flows from operating activities
1.1	Receipts from customers	2,871	11,558
1.2	Payments for		(48)
	(a) exploration & evaluation	(9)
	(b) development	(86)	(343)
	(c) production	(2,425)	(8,029)
	(d) staff costs	(219)	(763)
	(e) administration and corporate costs	(566)	(1,590)
1.3	Dividends received (see note 3)
1.4	Interest received
1.5	Interest and other costs of finance paid	(395)	(1,151)
1.6	Income taxes paid
1.7	Research and development refunds
1.8	Other (provide details if material) Hedging
	Abandonment costs	0	(775)
1.9	Net cash from / (used in) operating activities	(829)	(1,141)

2.	Cash flows from investing activities
2.1	Payments to acquire:
	(a) property, plant and equipment	-	-
	(b) tenements (see item 10)	-	-
	(c) investments	-	-
	(d) other non-current assets	-	-

SAMSON OIL & GAS LIMITED

March 2019 Quarterly Report

Consolidated statement of cash flows		Current quarter $US’000	Year to date (9 months) $US’000
2.2	Proceeds from the disposal of:
	(a) property, plant and equipment	-	700
	(b) tenements (see item 10)	-	-
	(c) investments	-	-
	(d) other non-current assets	-	-
2.3	Cash flows from loans to other entities	-	-
2.4	Dividends received (see note 3)	-	-
2.5	Other (provide details if material)	-
2.6	Net cash from / (used in) investing activities	-	700

3.	Cash flows from financing activities	-	-
3.1	Proceeds from issues of shares
3.2	Proceeds from issue of convertible notes	-	-
3.3	Proceeds from exercise of share options	-	-
3.4	Transaction costs related to issues of shares, convertible notes or options	-	-
3.5	Proceeds from borrowings	-	-
3.6	Repayment of borrowings	-	-
3.7	Transaction costs related to loans and borrowings	-	-
3.8	Dividends paid	-	-
3.9	Other (provide details if material)	-	-
3.10	Net cash from / (used in) financing activities	-	-

4.	Net increase / (decrease) in cash and cash equivalents for the period
4.1	Cash and cash equivalents at beginning of period	1,757	1,376
4.2	Net cash from / (used in) operating activities (item 1.9 above)	(829)	(1,141)
4.3	Net cash from / (used in) investing activities (item 2.6 above)	-	700
4.4	Net cash from / (used in) financing activities (item 3.10 above)	-	-

SAMSON OIL & GAS LIMITED

March 2019 Quarterly Report

Consolidated statement of cash flows		Current quarter $US’000	Year to date (9 months) $US’000
4.5	Effect of movement in exchange rates on cash held	25	18
4.6	Cash and cash equivalents at end of period	953	953

5.	Reconciliation of cash and cash equivalents at the end of the quarter (as shown in the consolidated statement of cash flows) to the related items in the accounts	Current quarter $US’000	Previous quarter $US’000
5.1	Bank balances	953	1,757
5.2	Call deposits	-	-
5.3	Bank overdrafts	-	-
5.4	Other (provide details)	-	-
5.5	Cash and cash equivalents at end of quarter (should equal item 4.6 above)	953	1,757

6.	Payments to directors of the entity and their associates	Current quarter $US'000
6.1	Aggregate amount of payments to these parties included in item 1.2	140
6.2	Aggregate amount of cash flow from loans to these parties included in item 2.3	-
6.3	Include below any explanation necessary to understand the transactions included in items 6.1 and 6.2

Salary and Directors Fees

7.	Payments to related entities of the entity and their associates	Current quarter $US'000
7.1	Aggregate amount of payments to these parties included in item 1.2	-
7.2	Aggregate amount of cash flow from loans to these parties included in item 2.3	-
7.3	Include below any explanation necessary to understand the transactions included in items 7.1 and 7.2

SAMSON OIL & GAS LIMITED

March 2019 Quarterly Report

8.	Financing facilities available Add notes as necessary for an understanding of the position	Total facility amount at quarter end $US’000	Amount drawn at quarter end $US’000
8.1	Loan facilities	24,000	23,902
8.2	Credit standby arrangements	-	-
8.3	Other (please specify)	-	-
8.4	Include below a description of each facility above, including the lender, interest rate and whether it is secured or unsecured. If any additional facilities have been entered into or are proposed to be entered into after quarter end, include details of those facilities as well.

Mutual of Omaha Bank credit facility - $23.9m. The interest rate is 5.25% on the reserve based lending facility and the interest rate is 6.5% on the term loan with a balance of $4.0 million. Both loans matured October 2018 and were fully secured against Samson’s oil and gas assets. The facility was refinanced in April 2019.

9.	Estimated cash outflows for next quarter	$US’000
9.1	Exploration and evaluation	-
9.2	Development	1,000
9.3	Production	1,500
9.4	Staff costs	450
9.5	Administration and corporate costs	600
9.6	Other (provide details if material)	-
9.7	Total estimated cash outflows	3,550

10.	Changes in tenements (items 2.1(b) and 2.2(b) above)	Tenement reference and location	Nature of interest	Interest at beginning of quarter	Interest at end of quarter
10.1	Interests in mining tenements and petroleum tenements lapsed, relinquished or reduced
10.2	Interests in mining tenements and petroleum tenements acquired or increased

SAMSON OIL & GAS LIMITED

March 2019 Quarterly Report

Compliance statement

1	This statement has been prepared in accordance with accounting standards and policies which comply with Listing Rule 19.11A.
2	This statement gives a true and fair view of the matters disclosed.

Sign here:		Date: 2 May 2019
(Director/Company secretary)

Print name:	DENIS RAKICH

Notes

1.	The quarterly report provides a basis for informing the market how the entity’s activities have been financed for the past quarter and the effect on its cash position. An entity that wishes to disclose additional information is encouraged to do so, in a note or notes included in or attached to this report.

2.	If this quarterly report has been prepared in accordance with Australian Accounting Standards, the definitions in, and provisions of, AASB 6: Exploration for and Evaluation of Mineral Resources and AASB 107: Statement of Cash Flows apply to this report. If this quarterly report has been prepared in accordance with other accounting standards agreed by ASX pursuant to Listing Rule 19.11A, the corresponding equivalent standards apply to this report.

3.	Dividends received may be classified either as cash flows from operating activities or cash flows from investing activities, depending on the accounting policy of the entity.

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